Exhibit 10.1

Saints Capital Granite, L.P.
475 Sansome Street, Suite 1850
San Francisco, CA 94111

February 8, 2012

Merisel, Inc.
127 W. 30th Street, 5th Floor
New York, NY 10001

Attn:  Special Committee of the Board of Directors

To the Special Committee:

We write this letter to inform you that, effective immediately, we are withdrawing our previous proposal to acquire the outstanding shares of common stock of Merisel, Inc. not currently owned by Saints Capital Granite, L.P. (Saints Capital) at a cash purchase price of $1.35 per share. The proposal was communicated to the Special Committee in a letter dated December 28, 2011.

Our prior letter made clear that we would not move forward with our proposed transaction in the event the process became the subject of shareholder litigation. It was our intent to provide our shareholders with an opportunity to cash their shares out at a fair price in what is otherwise a highly illiquid market for the company’s stock. We believed, and continue to believe, that our original proposal presented an attractive opportunity for the company’s shareholders. The offer price represented a premium in excess of 100% to the average closing price of Merisel common stock for the 20 trading days ending on December 27, 2011, the day prior to the day on which our original proposal was delivered to the Special Committee. Unfortunately, a small subset of the company’s shareholders have deemed it appropriate to bring claims against the company and its board in an attempt to block the transaction from moving forward, even prior to the time that any definitive terms for the transaction have been negotiated or set by the parties. While we believe the contentions made in the lawsuits are entirely without merit and are not grounded in fact, the estimated costs and delay associated with addressing these claims have caused us to conclude that we should not move forward with the transaction at this time.

We thank the Special Committee for its time and consideration in reviewing our proposal. Saints Capital will continue to evaluate its options in connection with its investment in Merisel as it moves forward. Note that we will be filing an amendment to our Schedule 13D with the Securities and Exchange Commission to reflect the withdrawal of our proposal.

Sincerely,

/s/ Joseph Yang
Saints Capital Granite, L.P.